                                                               EXHIBIT 1.A(5)(F)

                      METROPOLITAN LIFE INSURANCE COMPANY

                                  ENDORSEMENT

I. The following is substituted for the DEATH BENEFIT provision of this policy:

     You must choose one of the following three death benefit options:

          1. Option A:   The Specified Face Amount of insurance.

          2. Option B:   The Specified Face Amount of insurance
                                     PLUS
                         The cash value on the date of death.

          3. Option C:   If death occurs prior to the policy anniversary on
                         which the insured is age 65:

                              The Specified Face Amount of Insurance
                                     PLUS
                              The cash value on the date of death.

                              On the policy anniversary on which the insured is age 65, the Specified Face Amount of Insurance will be recalculated to equal the Specified Face Amount of Insurance plus the cash value at the end of the previous day. We will issue a new page 3 at that time.

                         If death occurs on or after the policy anniversary on which the insured is age 65:

                              The Specified Face Amount of Insurance.

     The death benefit will be the amount due under the option in effect at the time of death or, if greater, the minimum death benefit described on page 8.

II.  The following is added to Item 1 of the DEATH BENEFIT ADJUSTMENT provision:

     c. If you change from Option C to Option A prior to the policy anniversary on which the insured is age 65, the Specified Face Amount of Insurance will be increased by the then current cash value. If you make this option change later, there will be no change in the Specified Face Amount of Insurance.

     d. If you change from Option C to Option B prior to the policy anniversary on which the insured is age 65, there will be no change in the Specified Face Amount of Insurance. If you make this change later, the Specified Face Amount of Insurance will be reduced by the then current cash value.

     e. If you change from Option A to Option C, the Specified Face Amount of Insurance will be reduced by the then current cash value. You may change to Option C at any time on or before the policy anniversary on which the insured is age 60.

     f. If you change from Option B to Option C there will be no change in the Specified Face Amount of Insurance. You may change to Option C at any time on or before the policy anniversary on which the insured is age 60.

                                  (see over)

R.S. 1194                                                                 CAABCY

III. The following is substituted for the last two paragraphs of the FULL AND PARTIAL CASH WITHDRAWAL provision:

     If either i) Option A is then in effect or ii) Option C is in effect and the policy anniversary on which the insured is age 65 has past, we will also reduce the Specified Face Amount of Insurance by the amount of the partial withdrawal, and a new page 3 will then be issued. We may require that you send us this policy to make the change. Partial cash withdrawals will not affect the Specified Face Amount of Insurance if i) Option B is in effect or ii) Option C is in effect and the withdrawal is made prior to the policy anniversary on which the insured is age 65.

     A partial withdrawal which would reduce the cash surrender value to less than two monthly deductions may not be made. Also, if either i) Option A is then in effect, or ii) Option C is in effect and the policy anniversary on which the insured is age 65 has past, then a partial withdrawal may not be made if it would reduce the Specified Face Amount of Insurance to less than the Specified Face Amount Limits on Page 3.1, or to a level where the premiums already paid would exceed the then current Internal Revenue Service limits. If you request a partial cash withdrawal and these conditions apply, we will contact you to determine if you want to cancel the request, withdraw a smaller amount, or surrender the policy.

IV. The following is added to the SURRENDER CHARGES provision: Option C at Issue or Increase.

    Age at                                    Policy Years Since Issue or Increase
    Issue or---------------------------------------------------------------------------------------------------------------
    Increase    1        2       3      4      5      6      7       8     9     10      11     12      13     14     15
    -----------------------------------------------------------------------------------------------------------------------
       0-5     $ 4      $ 4     $ 3    $ 3    $ 3    $ 3    $ 2     $ 2   $ 2    $ 2     $ 2    $ 1    $ 1     $ 1    $ 1
       6-10      4        4       4      4      3      3      3       3     2      2       2      1      1       1      1
      11-20      4        4       4      4      4      3      3       3     3      2       2      2      1       1      1
      21-25      5        5       5      5      5      4      4       3     3      3       2      2      2       1      1
      26-30      7        6       5      5      5      5      5       4     3      3       3      2      2       1      1
      31-35     10        9       9      8      8      7      7       6     5      4       4      3      3       2      1
      36-40     12       11      10     10      9      9      8       7     6      6       5      4      3       2      1
      41-44     15       15      14     13     12     12     10      10     9      7       7      5      4       3      2
      45-50     18       18      18     16     16     14     13      12    11      9       8      6      5       3      2
      51-54     21       21      20     19     18     16     15      14    12     11       9      8      6       4      2
      55-59     24       23      22     20     19     18     16      15    13     12      10      8      7       4      3
      60-64     27       26      25     23     21     20     19      17    15     13      11      9      7       5      3
      65-69     22       22      20     18     17     16     15      13    12     11       9      7      6       4      2
      70-79     22       21      20     18     17     16     15      13    12     11       9      8      6       4      2
      80+       22       21      20     18     17     16     15      14    13     12      10      9      8       6      3


                                               /s/ Nicholas D. Latrenta
                                                   Nicholas D. Latrenta
                                                   Vice-President  and Secretary


R.S. 1194                              2                                  CAABCZ